Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2016 RESULTS -
Annual GAAP Operating Income Increases 93% (Non-GAAP Increases 58%) on Sales Increase of 6%
JASPER, IN (August 2, 2016) - Kimball International, Inc. (NASDAQ: KBAL) today announced fourth quarter fiscal year 2016 net sales of $164.7 million and income from continuing operations of $6.3 million. Earnings per diluted share for the fourth quarter was $0.17, an increase of 42% over the prior year fourth quarter.  Adjusted earnings per diluted share, which excludes charges related to a previously announced restructuring plan, was up 27%.
Bob Schneider, Chairman and CEO, stated, “I am very pleased with the progress we made in our fourth quarter and in fiscal year 2016 as we continue on our journey toward our guidance of achieving 8% to 9% operating income and quarterly earnings per diluted share of $0.23 to $0.27. At this level of performance, our return on capital will be among the best in the industry. Along with a strong push for new and innovative products, a big part of this journey was the shutdown and move of our Idaho operation to our Indiana facilities the last 18 months. The physical move is now done, and our Indiana employees are producing metal fabricated furniture for the first time. We had normal production training and start-up costs during the fourth quarter which offset most of the planned savings from this effort, and we expect to be substantially past the normal start-up costs by the end of the calendar year. Additionally, we had much higher than planned healthcare costs and in spite of the increase, our earnings improved over the prior year quarter. I look forward to continued earnings improvement in fiscal year 2017.”
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	June 30, 2016	June 30, 2015	Percent Change
Net Sales	$164,676	$159,061	4%
Gross Profit	$53,635	$51,079	5%
Gross Profit %	32.6%	32.1%
Selling and Administrative Expenses	$42,809	$40,818	5%
Selling and Administrative Expenses %	26.1%	25.6%
Restructuring Expense	$1,367	$1,567
Operating Income	$9,459	$8,694	9%
Operating Income %	5.7%	5.5%
Adjusted Operating Income *	$10,826	$10,384	4%
Adjusted Operating Income % *	6.6%	6.5%
Adjusted Pro Forma Operating Income % **	6.7%	6.6%
Income from Continuing Operations	$6,275	$4,745	32%
Adjusted Income from Continuing Operations*	$7,135	$5,812	23%
Diluted Earnings Per Share from Continuing Operations	$0.17	$0.12	42%
Adjusted Diluted Earnings Per Share from Continuing Operations *	$0.19	$0.15	27%

* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.
** In addition to Non-GAAP adjustments, the pro forma figures are also adjusted to improve comparability between periods by removing the gain or loss from revaluation of the Company's SERP (Supplemental Employee Retirement Plan). The SERP revaluation does not impact earnings measures other than Operating Income, as the revaluations are exactly offset in other income/expense.

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Net sales in the fourth quarter of fiscal year 2016 increased 4% from the prior year fourth quarter. The increase was primarily driven by the healthcare and government verticals (both up 17%), the education vertical (up 11%), and the hospitality vertical (up 6%). The prior year fourth quarter includes $9.5 million in sales in the hospitality vertical related to a record order for a single property. Excluding that order, the hospitality vertical would have had a 38% increase in sales during the fourth quarter.

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The Company continued its strategy of quick launches of new and innovative products to fuel growth, increasing sales of new office furniture products 34% over the prior year fourth quarter. New product sales also approximated 29% of total office furniture sales in the current year fourth quarter compared to 22% in the prior year fourth quarter. New products are defined as those introduced within the last three years.

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Orders received during the fourth quarter of fiscal year 2016 increased 2% over the prior year fourth quarter with increases in four of the Company's six verticals. Orders increased significantly in the healthcare vertical (up 34%) on continued strength in sales to healthcare group purchasing organizations and new customers. The healthcare increase was primarily offset by declines in orders within the finance vertical (down 18%) and the hospitality vertical (down 12%) due to timing of large orders.

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Fourth quarter gross profit as a percent of net sales improved 0.5 of a percentage point over the prior year fourth quarter, driven by price increases, cost savings initiatives, and lower freight costs, partially offset by higher employee healthcare expenses during the current year quarter. Gross profit also was aided by the Company's restructuring plan involving the transfer of metal fabrication production from Idaho into facilities in Indiana, however, most of the benefit was offset by training and start-up costs.

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Selling and administrative expenses in the fourth quarter of fiscal year 2016 increased as a percent of sales by 0.5 of a percentage point, and increased 4.9% in absolute dollars compared to the prior year. The higher selling and administrative expense was driven by increases in commissions driven by higher sales volumes and employee healthcare expenses, which were partially offset by a reduction in incentive compensation. Incentive compensation was lower in spite of higher earnings due to higher performance levels required to earn incentive compensation.

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Pre-tax restructuring costs in the fourth quarter of fiscal year 2016 totaled $1.4 million, primarily consisting of continued training of Indiana employees prior to start of production, equipment relocation costs, and facility maintenance and shutdown costs related to the cessation of production at our Post Falls, Idaho facility. All production was transferred out of the Idaho facility as of March, 2016. Work continues in the Indiana facilities to train employees, ramp-up production and eliminate the inefficiencies associated with the start-up of production in a new facility.

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The Company's 34.5% effective tax rate for the fourth quarter of fiscal year 2016 was lower than the prior year fourth quarter effective tax rate of 45.9%. The effective tax rate in the prior year fourth quarter was unfavorably impacted by nondeductible expenses related to the spin-off of Kimball Electronics.

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Operating cash flow for the fourth quarter of fiscal year 2016 was positive at $9.2 million compared to a positive cash flow of $1.8 million in the fourth quarter of the prior year. The increase was primarily driven by increased conversion of working capital balances to cash during the current quarter compared to the prior year quarter, and improved profitability.

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The Company's cash and cash equivalents balance was $47.6 million at June 30, 2016, compared to June 30, 2015 cash and cash equivalents of $34.7 million. The increase was driven by strong current year cash flows from operations, partially offset by capital investments and the return of capital to share owners in the form of dividends and share repurchases.

Fiscal year 2016 net sales of $635.1 million increased 6% from fiscal year 2015 net sales of $600.9 million. Fiscal year 2016 operating income of $33.5 million increased 93% compared to fiscal year 2015 operating income of $17.3 million. Excluding charges related to the restructuring plan, adjusted operating income for fiscal year 2016 was $40.8 million, an increase of 58% over fiscal year 2015 adjusted operating income of $25.8 million which excludes charges related to the spin-off of the Company's Electronic Manufacturing Services segment and charges related to the restructuring plan. Income from continuing operations for fiscal year 2016 was $21.2 million, or $0.56 per diluted share, compared to income from continuing operations for fiscal year 2015 of $11.1 million, or $0.29 per diluted share. Excluding charges related to the restructuring plan, adjusted income from continuing operations for fiscal year 2016 was $25.7 million, or $0.68 per share. Excluding charges related to the spin-off of the Company's Electronic Manufacturing Services segment and charges related to the restructuring plan, adjusted income from continuing operations for fiscal year 2015 was $17.6 million, or $0.45 per share.

Post-Restructuring Guidance for the Quarter Ending September 30, 2016
As indicated previously, the consolidation of metal production from the Idaho facility into Indiana facilities is expected to generate savings of approximately $5 million annually ($1.25 million per quarter). However, with ramp-up activities continuing, the Company estimates that first quarter savings will be lower than expected at approximately $600,000 and full savings is now expected to be realized by the end of the calendar year. Therefore, the Company expects to be near the low end of the previously announced earnings projection for the first quarter of fiscal year 2017, which was net sales to range from $170 million to $180 million; operating income to range from $13.6 million to $16.2 million which equates to 8% to 9% operating margin; effective tax rate to range from 35% to 38%; and earnings per diluted share to range from $0.23 to $0.27. At this level of earnings, the projected return on capital of Kimball International would exceed 20%, which would be among the best in the office furniture industry. The Company's guidance assumes that economic conditions do not significantly worsen and negatively affect the industries which it serves. It also does not include any potential impact to earnings related to the government's review of our subcontract reporting process.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release include (1) operating income excluding spin-off expenses and restructuring charges; (2) income from continuing operations excluding spin-off expenses and restructuring charges; and (3) diluted earnings per share from continuing operations excluding spin-off expenses and restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without spin-off expenses and costs incurred in executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.
The orders received metric is a non-GAAP measure used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP. There is no comparable GAAP financial measure, therefore a quantitative reconciliation of orders received is not provided.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, our ability to fully realize the expected benefits of the restructuring plan, the outcome of a governmental review of our subcontractor reporting practices, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2015 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	August 3, 2016
Time:	11:00 AM Eastern Time
Dial-In #:	855-319-2698 (International Calls - 440-996-5720)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball Office, National Office Furniture, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, share owners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimball.com.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2016 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	June 30, 2016		June 30, 2015
Net Sales	$164,676	100.0%	$159,061	100.0%
Cost of Sales	111,041	67.4%	107,982	67.9%
Gross Profit	53,635	32.6%	51,079	32.1%
Selling and Administrative Expenses	42,809	26.1%	40,818	25.6%
Restructuring Expense	1,367	0.8%	1,567	1.0%
Operating Income	9,459	5.7%	8,694	5.5%
Other Income, net	127	0.1%	84	0.0%
Income from Continuing Operations Before Taxes on Income	9,586	5.8%	8,778	5.5%
Provision for Income Taxes	3,311	2.0%	4,033	2.5%
Income from Continuing Operations	$6,275	3.8%	$4,745	3.0%
Income from Discontinued Operations, Net of Tax	0	0.0%	0	0.0%
Net Income	$6,275	3.8%	$4,745	3.0%

Earnings Per Share of Common Stock:
Basic from Continuing Operations	$0.17		$0.12
Diluted from Continuing Operations	$0.17		$0.12
Basic	$0.17		$0.12
Diluted	$0.17		$0.12

Average Number of Total Shares Outstanding:
Basic	37,473		38,258
Diluted	37,792		38,565

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except per share data)	June 30, 2016		June 30, 2015
Net Sales	$635,102	100.0%	$600,868	100.0%
Cost of Sales	431,298	67.9%	412,003	68.6%
Gross Profit	203,804	32.1%	188,865	31.4%
Selling and Administrative Expenses	162,979	25.6%	166,253	27.6%
Restructuring Expense	7,328	1.2%	5,290	0.9%
Operating Income	33,497	5.3%	17,322	2.9%
Other Income (Expense), net	(107)	0.0%	357	0.0%
Income from Continuing Operations Before Taxes on Income	33,390	5.3%	17,679	2.9%
Provision for Income Taxes	12,234	2.0%	6,536	1.0%
Income from Continuing Operations	21,156	3.3%	11,143	1.9%
Income from Discontinued Operations, Net of Tax	0	0.0%	9,157	1.5%
Net Income	$21,156	3.3%	$20,300	3.4%

Earnings Per Share of Common Stock:
Basic from Continuing Operations	$0.56		$0.29
Diluted from Continuing Operations	$0.56		$0.29
Basic	$0.56		$0.53
Diluted	$0.56		$0.52

Average Number of Total Shares Outstanding:
Basic	37,462		38,645
Diluted	37,852		38,971

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2016	2015
Net Cash Flow provided by Operating Activities	$48,982	$13,843
Net Cash Flow used for Investing Activities	(16,883)	(30,657)
Net Cash Flow used for Financing Activities	(19,184)	(83,895)
Effect of Exchange Rate Change on Cash and Cash Equivalents	—	(1,254)
Net Increase (Decrease) in Cash and Cash Equivalents	12,915	(101,963)
Cash and Cash Equivalents at Beginning of Period	34,661	136,624
Cash and Cash Equivalents at End of Period	$47,576	$34,661

Prior year figures include Kimball Electronics cash flows through the October 31, 2014 spin-off date, as cash management was centralized prior to the spin-off, and includes the transfer of cash and cash equivalents to Kimball Electronics as of the spin-off date.

	(Unaudited)	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2016	June 30, 2015
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$47,576	$34,661
Receivables, net	51,710	55,710
Inventories	40,938	37,634
Prepaid expenses and other current assets	10,254	11,236
Assets held for sale	9,164	0
Property and Equipment, net	87,086	97,163
Intangible Assets, net	3,021	2,669
Deferred Tax Assets	12,790	15,328
Other Assets	11,031	10,878
Total Assets	$273,570	$265,279

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$29	$27
Accounts payable	41,826	41,170
Customer deposits	18,625	18,618
Dividends payable	2,103	1,921
Accrued expenses	44,292	45,425
Long-term debt, less current maturities	212	241
Other	16,615	16,372
Share Owners' Equity	149,868	141,505
Total Liabilities and Share Owners' Equity	$273,570	$265,279

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Fiscal Year Ended
(Unaudited)	June 30,		June 30,
(Amounts in Thousands)	2016	2015	2016	2015
Interest Income	$55	$62	$275	$213
Interest Expense	(5)	(6)	(22)	(24)
Foreign Currency Loss	(5)	(8)	(17)	(48)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	157	84	(13)	603
Other Non-Operating Expense	(75)	(48)	(330)	(387)
Other Income (Expense), net	$127	$84	$(107)	$357

Net Sales by End Market Vertical
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2016	2015	% Change	2016	2015	% Change
Commercial	$53.3	$54.9	(3%)	$207.3	$206.5	0%
Education	11.1	10.0	11%	41.7	38.5	8%
Finance	11.4	14.3	(20%)	59.8	56.3	6%
Government	26.7	22.9	17%	101.1	96.0	5%
Healthcare	19.3	16.5	17%	77.4	60.4	28%
Hospitality	42.9	40.5	6%	147.8	143.2	3%
Total Net Sales	$164.7	$159.1	4%	$635.1	$600.9	6%

Orders Received by End Market Vertical
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2016	2015	% Change	2016	2015	% Change
Commercial	$59.0	$56.0	5%	$220.4	$216.7	2%
Education	14.1	13.4	5%	46.0	39.9	15%
Finance	14.0	17.1	(18%)	61.7	59.3	4%
Government	31.6	29.6	7%	104.7	100.7	4%
Healthcare	23.5	17.5	34%	86.3	63.4	36%
Hospitality	34.2	38.7	(12%)	139.8	144.2	(3%)
Total Orders Received	$176.4	$172.3	2%	$658.9	$624.2	6%

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	June 30,
	2016	2015
Operating Income, as reported	$9,459	$8,694
Add: Pre-tax Spin-off Expenses	0	123
Add: Pre-tax Restructuring Charges	1,367	1,567
Adjusted Operating Income	$10,826	$10,384

Income from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2016	2015	2016	2015
Income from Continuing Operations, as reported	$6,275	$4,745	$21,156	$11,143
Pre-tax Spin-off Expenses	0	123	0	3,219
Tax on Spin-off Expenses	0	(16)	0	(26)
After-tax Spin-off Expenses	0	107	0	3,193
Pre-tax Restructuring Charges	1,367	1,567	7,328	5,290
Tax on Restructuring Charges	(507)	(607)	(2,825)	(2,055)
After-tax Restructuring Charges	860	960	4,503	3,235
Adjusted Income from Continuing Operations	$7,135	$5,812	$25,659	$17,571

Diluted Earnings Per Share from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2016	2015	2016	2015
Diluted Earnings Per Share from Continuing Operations, as reported	$0.17	$0.12	$0.56	$0.29
After-tax Spin-off Expenses	0.00	0.00	0.00	0.08
After-tax Restructuring Charges	0.02	0.03	0.12	0.08
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.19	$0.15	$0.68	$0.45